Exhibit 99.1

BOOZ ALLEN HAMILTON ANNOUNCES

FOURTH QUARTER AND FULL YEAR FISCAL 2012 RESULTS

Fourth quarter revenue increased 3.2 percent, to $1.54 billion

Full year revenue increased 4.8 percent to $5.86 billion

Full year Adjusted EBITDA increased 9.8 percent, to $488 million

Full year Adjusted Diluted Earnings per Share increased by 37 cents, to $1.61 per share

Total backlog at fiscal year end was $10.8 billion

Quarterly dividend and special dividend declared—payable on June 29, 2012

McLean, Virginia; May 30, 2012—Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of management and technology consulting firm Booz Allen Hamilton Inc., today announced preliminary results for the fourth quarter and full year of its fiscal 2012 with revenue and earnings growth over the prior year. Booz Allen also reported strong backlog of $10.8 billion as of March 31, 2012. Booz Allen’s fiscal year runs from April 1 to March 31, with the fourth quarter of fiscal 2012 ending March 31, 2012.

Revenue in the fourth quarter of fiscal 2012 was $1.54 billion, compared with $1.49 billion in the prior year period, an increase of 3.2 percent. In fiscal year 2012, revenue was $5.86 billion, compared with $5.59 billion in the prior year period, an increase of 4.8 percent. During fiscal 2012, Booz Allen continued to grow revenue organically across all major markets.

In the fourth quarter of fiscal 2012, net income increased to $50.6 million from $18.1 million in the prior year period, and Adjusted Net Income increased to $62.2 million from $50.5 million in the prior year period. Diluted Earnings per Share (EPS) and Adjusted Diluted EPS in the fourth quarter of fiscal 2012 were $0.36 and $0.44, respectively, compared with $0.13 and $0.36 in the prior year period.

In fiscal 2012, net income increased to $240.0 million from $84.7 million in fiscal 2011, and Adjusted Net Income increased to $227.2 million from $157.5 million in fiscal 2011. Diluted EPS and Adjusted Diluted EPS in fiscal 2012 were $1.70 and $1.61, respectively, compared with $0.66 and $1.24 in fiscal 2011.

On May 29, 2012, Booz Allen’s Board of Directors authorized and declared a cash dividend in the amount of $0.09 per share, the second regular quarterly cash dividend issued by the Company. Additionally, the Board declared a special cash dividend of $1.50 per share. Both the quarterly and special dividend are payable on June 29, 2012, to stockholders of record on June 11, 2012.

Ralph W. Shrader, Booz Allen’s Chairman, Chief Executive Officer, and President, said “We continued to grow revenue organically in all of our major government markets—defense, intelligence, and civil—and we expanded our commercial and international business this year following the expiration of the non-compete agreement with our spin-off company on July 31, 2011. We grew net income, EBITDA, and earnings per share, demonstrating our ability to manage our business well despite a challenging market environment.”

“Booz Allen is committed to being essential and differentiated. We believe our success comes from superbly serving our clients in their core missions, bringing innovative thinking to bear on client problems and opportunities, and developing the solutions to help clients deliver more and better services to citizens and customers. In areas ranging from cyber and cloud-based services to health, finance, infrastructure, and intelligence-surveillance-reconnaissance, we are seeing continued demand for our services.”

“We are dedicated to delivering value to our current and future stockholders. This is evidenced by our margin improvements and strong cash flow—and by the regular and special dividends just declared by our Board. We will continue to look at the full range of opportunities to strengthen Booz Allen’s strategic position and to evaluate our use of cash,” Shrader said.

Financial Review

Fourth Quarter 2012—Booz Allen’s 3.2 percent increase in revenue in the fourth quarter of fiscal 2012 over the prior year period was primarily the result of improved deployment of direct consulting staff against funded backlog under existing contracts and funded backlog under new contracts in all markets, as well as increased other direct costs.

In the fourth quarter of fiscal 2012, operating income increased to $97.5 million from $83.7 million in the prior year period and Adjusted Operating Income increased to $115.4 million from $101.9 million in the prior year period. The improvement in Adjusted Operating Income was primarily driven by growth in revenue and increased profitability resulting from decreases in incentive compensation costs, partially offset by unbillable staff compensation costs and unrecoverable expenses. Adjusted Operating Income excludes a restructuring charge of $11.2 million, net of related revenues, associated with one-time termination benefits paid to departing employees as part of a plan to reduce certain personnel and infrastructure costs.

In the fourth quarter of fiscal 2012, net income increased to $50.6 million from $18.1 million in the prior year period, and Adjusted Net Income increased to $62.2 million from $50.5 million in the prior year period. Adjusted EBITDA increased 12.9 percent to $130.6 million in the fourth quarter of fiscal 2012, compared with $115.6 million in the prior year period. Adjusted Net Income and Adjusted EBITDA exclude the net restructuring charge of $11.2 million discussed above. In the fourth quarter of fiscal 2012, diluted EPS increased to $0.36 per share from $0.13 per share in the prior year period, while Adjusted Diluted EPS increased to $0.44 per share compared to $0.36 per share in the prior year period.

During the fourth quarter, the Company recorded an adjustment to revenue associated with the recovery of allowable state income tax expense that in the aggregate increased revenue and operating income by approximately $10.1 million ($6.1 million net of taxes), which should have been allocated to the prior quarters of fiscal 2012 in which the expense was incurred. This operating income figure does not take into account a partially offsetting effect related to incentive compensation expense. The amount of the adjustment allocable to each prior quarter is not material to any of those prior quarters’ financial statements, and the aggregate adjustment is not material to the fourth quarter, therefore the Company recorded the correction of this error in the fourth quarter of fiscal 2012.

Full Fiscal Year 2012—Booz Allen’s 4.8 percent increase in revenue in fiscal 2012 over the prior year was primarily driven by improved deployment of direct consulting staff against funded backlog under existing contracts and funded backlog under new contracts in all markets, as well as other direct costs. We continued to grow revenue despite budget decreases and procurement delays by the U.S. federal government.

In fiscal 2012, operating income increased to $387.4 million from $319.4 million in fiscal 2011, and Adjusted Operating Income increased to $429.2 million from $392.5 million in fiscal 2011. The increase in Adjusted Operating Income was primarily driven by growth in revenue and increased profitability resulting from a decrease in incentive compensation costs. These increases were partially offset by unbillable staff compensation costs and unrecoverable expenses. As discussed above related to fourth quarter results, full year Adjusted Operating Income excludes the net restructuring charge of $11.2 million associated with one-time termination benefits paid to departing employees as part of a plan to reduce certain personnel and infrastructure costs.

In fiscal 2012, net income increased to $240.0 million from $84.7 million in fiscal 2011, and Adjusted Net Income increased to $227.2 million from $157.5 million in fiscal 2011. Adjusted EBITDA increased 9.8 percent to $488.1 million in fiscal 2012 compared with $444.4 million in fiscal 2011, primarily as a result of the growth in Adjusted Operating Income. As discussed above related to fourth quarter results, full year Adjusted

Operating Income and Adjusted EBITDA exclude a net restructuring charge of $11.2 million. In fiscal 2012, diluted EPS increased to $1.70 per share from $0.66 per share in fiscal 2011. In fiscal 2012, Adjusted Diluted EPS increased to $1.61 per share from $1.24 per share in fiscal 2011. Adjusted Diluted EPS for fiscal 2012 excludes the effects of a $0.25 per share benefit related to the reversal of tax reserves during fiscal 2012, as compared to a benefit of $0.09 per share excluded from Adjusted Diluted EPS for fiscal 2011.

Net cash provided by operating activities in fiscal 2012 was $360.0 million compared to $296.3 million in fiscal 2011. Free Cash Flow was $283.1 million in fiscal 2012, compared to $207.6 in fiscal 2011. Free Cash Flow in fiscal 2012 benefitted from a significant reduction in interest cost, and was offset by an increase in income tax payments.

Funded backlog as of March 31, 2012, was $2.90 billion, compared to $2.39 billion as of March 31, 2011. Booz Allen’s total backlog as of March 31, 2012, was $10.80 billion, compared to $10.92 billion as of March 31, 2011.

Financial Outlook

Given the uncertainty in the second half of Booz Allen’s fiscal year, which coincides with the beginning of a new government fiscal year, we are currently providing top-line guidance for only the first half of our fiscal year, which we expect to have revenue growth that is relatively flat to low-single digits. At the bottom line, for the full year, we are forecasting diluted EPS to be in the range of $1.62 to $1.72, and Adjusted Diluted EPS on the order of $1.71 to $1.81 per share, maintaining our prior guidance. Our overall EPS outlook reflects our confidence in our ability to manage our business with agility and precision, as illustrated by the cost restructuring actions taken in the fourth quarter of fiscal 2012, which we believe will continue to translate into improvements in operating margins.

These EPS estimates are based on fiscal year 2013 estimated average diluted shares outstanding of approximately 144.4 million shares.

Conference Call Information

Booz Allen will host a conference call at 8 a.m. EDT on Wednesday, May 30, 2012, to discuss the financial results for its Fourth Quarter and Full Fiscal Year 2012 (ending March 31, 2012). Analysts and institutional investors may participate on the call by dialing 866-362-4832 (international 617-597-5364) and entering passcode 92310438. The conference call will be webcast simultaneously to the public through a link on the investor relations section of the Booz Allen Hamilton web site at www.boozallen.com. A replay of the conference call will be available online at www.boozallen.com beginning at 10 a.m. EDT on May 30, 2012, and continuing through June 30, 2012. The replay will also be available by telephone at 888-286-8010 (international 617-801-6888) with the passcode 88818867.

About Booz Allen Hamilton

Booz Allen Hamilton is a leading provider of management and technology consulting services to the U.S. government in defense, intelligence, and civil markets, and to major corporations, institutions, and not-for-profit organizations. Booz Allen is headquartered in McLean, Virginia, employs approximately 25,000 people, and had revenue of $5.86 billion for the 12 months ended March 31, 2012.

CONTACT:

Media Relations—Marie Lerch 703-902-5559; James Fisher 703-377-7595 Investor Relations—Curt Riggle 703-377-5332.

Non-GAAP Financial Information

“Adjusted Operating Income” represents Operating Income before (i) certain stock option-based and other equity-based compensation expenses, (ii) adjustments related to the amortization of intangible assets, and (iii) any extraordinary, unusual, or non-recurring items. Booz Allen prepares Adjusted Operating Income to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.

“Adjusted EBITDA” represents net income before income taxes, net interest and other expense and depreciation and amortization and before certain other items, including: (i) certain stock option-based and other equity-based compensation expenses, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, and (iii) any extraordinary, unusual or non-recurring items. Booz Allen prepares Adjusted EBITDA to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.

“Adjusted Net Income” represents net income before: (i) certain stock option-based and other equity-based compensation expenses, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, (iii) adjustments related to the amortization of intangible assets, (iv) amortization or write-off of debt issuance costs and write-off of original issue discount and (v) any extraordinary, unusual or non-recurring items, in each case net of the tax effect calculated using an assumed effective tax rate. Booz Allen prepares Adjusted Net Income to eliminate the impact of items, net of taxes, it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.

“Adjusted Diluted EPS” represents diluted EPS calculated using Adjusted Net Income as opposed to Net Income.

“Free Cash Flow” represents the net cash generated from operating activities less the impact of purchases of property and equipment.

Booz Allen utilizes and discusses in this release Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS because management uses these measures for business planning purposes, including managing its business against internal projected results of operations and measuring its performance. Management views Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS as measures of the core operating business, which exclude the impact of the items detailed in the supplemental exhibits, as these items are generally not operational in nature. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. Booz Allen also utilizes and discusses Free Cash Flow in this release because management uses this measure for business planning purposes, measuring the cash generating ability of the operating business and measuring liquidity generally. Booz Allen presents these supplemental measures because it believes that these measures provide investors and securities analysts with important supplemental information with which to evaluate Booz Allen’s performance, long term earnings potential, or liquidity, as applicable, and to enable them to assess Booz Allen’s performance on the same basis as management. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies in Booz Allen’s industry. Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow are not recognized measurements under GAAP and when analyzing Booz Allen’s performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of Operating and Net Income to Adjusted Operating Income, Adjusted EBITDA and Adjusted Net Income, and cash flows to Free Cash Flows and the explanatory footnotes regarding those adjustments, (ii) use Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS in addition to, and not as an alternative to Operating Income, Net Income or Diluted EPS as a measure of operating results, each as defined under GAAP, and (iii) use Free Cash Flows, in addition to, and not as an alternative to, Net Cash Provided by Operating Activities as a measure of liquidity, each as defined under GAAP. Exhibit 6 includes a reconciliation of Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP.

No reconciliation of the forecasted range for Adjusted Diluted EPS to Diluted EPS for fiscal 2012 is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Forward Looking Statements

Certain statements contained in this press release and in related comments by our management include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Booz Allen’s preliminary financial results, financial outlook and guidance, including forecasted revenue, Diluted EPS, and Adjusted Diluted EPS, future quarterly dividends, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct.

These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

These risks and other factors include: cost cutting and efficiency initiatives and other efforts to reduce U.S. government spending, which could reduce or delay funding for orders for services especially in the current political environment; delayed funding of our contracts due to delays in the completion of the U.S. government’s budgeting process and the use of continuing resolutions by the U.S. government to fund its operations or related changes in the pattern or timing of government funding and spending; any issue that compromises our relationships with the U.S. government or damages our professional reputation; changes in U.S. government spending and mission priorities that shift expenditures away from agencies or programs that we support; the size of our addressable markets and the amount of U.S. government spending on private contractors; failure to comply with numerous laws and regulations; our ability to compete effectively in the competitive bidding process and delays caused by competitors’ protests of major contract awards received by us; the loss of General Services Administration Multiple Award Schedule Contracts, or GSA schedules, or our position as prime contractor on Government-wide acquisition contract vehicles; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; our ability to generate revenue under certain of our contracts; our ability to realize the full value of our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in estimates used in recognizing revenue; any inability to attract, train or retain employees with the requisite skills, experience and security clearances; an inability to hire, assimilate and deploy enough employees to serve our clients under existing contracts; an inability to timely and effectively utilize our employees; failure by us or our employees to obtain and maintain necessary security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors; increased competition from other companies in our industry; failure to maintain strong relationships with other contractors; inherent uncertainties and potential adverse developments in legal or regulatory proceedings, including litigation, audits, reviews and investigations, which may result in materially adverse judgments, settlements, withheld payments, penalties or other unfavorable outcomes including debarment, as well as disputes over the availability of insurance or indemnification; internal system or service failures and security breaches, including, but not limited to, those resulting from external cyber attacks on our network and internal systems; risks related to changes in our operating structure, capabilities, or strategy intended to address client needs, grow our business, or respond to market developments; risks associated with new relationships, clients, capabilities, and service offerings in our U.S. and international businesses; risks related to our indebtedness and credit facilities which contain financial and operating covenants; the adoption by the U.S. government of new laws, rules and regulations, such as those relating to organizational conflicts of interest issues; an inability to utilize existing or future tax benefits, including those related to our Net Operating Losses and stock-based compensation expense, for any reason, including a change in law; and variable purchasing patterns under U.S. government GSA schedules, blanket purchase agreements and Indefinite Delivery/Indefinite Quantity contracts. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10K, filed with the SEC on June 8, 2011.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibits:

Exhibit 1:	Consolidated Statements of Operations

Exhibit 2:	Consolidated Statements of Comprehensive Income

Exhibit 3:	Consolidated Balance Sheets

Exhibit 4:	Consolidated Statements of Cash Flows

Exhibit 5:	Basic and Diluted Earnings Per Share Calculations

Exhibit 6:	Non-GAAP Financial Information

Exhibit 7:	Operating Data

Exhibit 1

Booz Allen Hamilton Holding Corporation

Consolidated Statements of Operations

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(Amounts in thousands, except per share data)	2012	2011	2012	2011
	(Unaudited)
Revenue	$1,540,620	$1,492,977	$5,859,218	$5,591,296
Operating costs and expenses:
Cost of revenue	761,928	742,723	2,934,378	2,836,955
Billable expenses	399,181	389,265	1,542,822	1,473,266
General and administrative expenses	247,113	256,495	903,721	881,028
Depreciation and amortization	19,281	20,835	75,205	80,603
Restructuring charge	15,660	—	15,660	—

Total operating costs and expenses	1,443,163	1,409,318	5,471,786	5,271,852

Operating income	97,457	83,659	387,432	319,444
Interest expense	(11,555)	(18,177)	(48,078)	(131,892)
Other, net	673	(33,722)	4,520	(59,488)

Income before income taxes	86,575	31,760	343,874	128,064
Income tax expense	35,948	13,690	103,919	43,370

Net income	$50,627	$18,070	$239,955	$84,694

Earnings per common share:
Basic	$0.38	$0.14	$1.83	$0.74

Diluted	$0.36	$0.13	$1.70	$0.66

Dividends declared per share	$0.09	$—	$0.09	$—

Exhibit 2

Booz Allen Hamilton Holding Corporation

Consolidated Statements of Comprehensive Income

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(Amounts in thousands)	2012	2011	2012	2011
	(Unaudited)
Net income	$50,627	$18,070	$239,955	$84,694
Actuarial gain (loss) related to employee benefits, net of taxes	(3,583)	(1,881)	(3,262)	(1,635)

Comprehensive income	$47,044	$16,189	$236,693	$83,059

Exhibit 3

Booz Allen Hamilton Holding Corporation

Consolidated Balance Sheets

	March 31,	March 31,
(Amounts in thousands, except share and per share data)	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$484,368	$192,631
Accounts receivable, net of allowance	1,077,315	1,111,004
Prepaid expenses	32,090	33,497
Income taxes receivable	46,794	—
Other current assets	17,096	23,311

Total current assets	1,657,663	1,360,443
Property and equipment, net	191,079	173,430
Deferred income taxes	7,790	41,409
Intangible assets, net	223,834	240,238
Goodwill	1,188,004	1,163,549
Other long-term assets	46,421	44,954

Total assets	$3,314,791	$3,024,023

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$42,500	$30,000
Accounts payable and other accrued expenses	443,951	406,310
Accrued compensation and benefits	357,872	396,996
Deferred income taxes	59,493	21,231
Other current liabilities	10,630	11,598

Total current liabilities	914,446	866,135
Long-term debt, net of current portion	922,925	964,328
Income tax reserve	55,282	90,474
Other long-term liabilities	236,953	195,836

Total liabilities	2,129,606	2,116,773
Stockholders’ equity:
Common stock, Class A — $0.01 par value — authorized, 600,000,000 shares; issued, 128,726,324 shares at March 31, 2012 and 122,784,835 shares at March 31, 2011; outstanding, 128,392,549 shares at March 31, 2012 and 122,784,835 shares at March 31, 2011	1,287	1,227
Non-voting common stock, Class B — $0.01 par value — authorized, 16,000,000 shares; issued and outstanding, 2,487,125 shares at March 31, 2012 and 3,053,130 shares at March 31, 2011	25	31
Restricted common stock, Class C — $0.01 par value — authorized, 5,000,000 shares; issued and outstanding, 1,533,020 shares at March 31, 2012 and 2,028,270 shares at March 31, 2011	15	20
Special voting common stock, Class E — $0.003 par value — authorized, 25,000,000 shares; issued and outstanding, 10,140,067 shares at March 31, 2012 and 12,348,860 shares at March 31, 2011	30	37
Treasury stock, at cost — 333,775 shares at March 31, 2012 and 0 shares at March 31, 2011	(5,377)	—
Additional paid-in capital	898,541	840,058
Retained earnings	299,379	71,330
Accumulated other comprehensive loss	(8,715)	(5,453)

Total stockholders’ equity	1,185,185	907,250

Total liabilities and stockholders’ equity	$3,314,791	$3,024,023

Exhibit 4

Booz Allen Hamilton Holding Corporation

Consolidated Statements of Cash Flows

	Fiscal Year Ended March 31,
(Amounts in thousands)	2012	2011
Cash flows from operating activities
Net income	$239,955	$84,694
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of state and local transporation business	(4,082)	—
Transaction costs on sale of state and local transportation business	(5,432)	—
Depreciation and amortization	75,205	80,603
Amortization of debt issuance costs	4,783	6,925
Amortization of original issuance discount on debt	1,097	2,640
Non-cash expense of debt repayments	—	43,177
Excess tax benefits from the exercise of stock options	(16,461)	(15,974)
Stock-based compensation expense	31,263	48,678
Loss on disposition of property and equipment	376	41
Deferred income taxes	74,785	42,763

Change in assets and liabilities:
Accounts receivable, net	25,275	(92,693)
Income taxes receivable / payable	(31,832)	2,907
Prepaid expenses	1,407	(951)
Other current assets	6,215	(12,941)
Other long-term assets	(6,250)	(6,833)
Accrued compensation and benefits	(35,287)	9,804
Accounts payable and accrued expenses	40,822	52,214
Accrued interest	(11,801)	8,451
Income tax reserve	(35,192)	(10,163)
Deferred revenue	(2,373)	612
Postretirement obligations	6,966	5,898
Other long-term liabilities	607	46,487

Net cash provided by operating activities	360,046	296,339

Cash flows from investing activities
Purchases of property and equipment	(76,925)	(88,784)
Escrow payments	—	1,384
Proceeds from sale of state and local transportation business	23,332	—

Net cash used in investing activities	(53,593)	(87,400)

Cash flows from financing activities
Net proceeds from issuance of common stock	8,757	251,135
Cash dividends paid	(11,906)	—
Repayment of debt	(30,000)	(1,637,850)
Net proceeds from debt	—	1,041,808
Excess tax benefits from the exercise of stock options	16,461	15,974
Stock option exercises	7,349	4,790
Repurchases of common stock	(5,377)	—

Net cash used in financing activities	(14,716)	(324,143)

Net increase (decrease) in cash and cash equivalents	291,737	(115,204)
Cash and cash equivalents — beginning of period	192,631	307,835

Cash and cash equivalents — end of period	$484,368	$192,631

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$53,993	$109,895

Income taxes, net	$89,314	$7,715

Exhibit 5

Booz Allen Hamilton Holding Corporation

Basic and Diluted Earnings Per Share Calculations

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(Amounts in thousands, except share and per share data)	2012	2011	2012	2011
	(Unaudited)
Earnings for basic and diluted computations	$50,325	$18,070	$238,761	$84,694
Adjusted earnings for basic and diluted computations (Non-GAAP)	$62,201	$50,539	$227,194	$157,511
Total weighted-average common shares outstanding for basic computations	131,480,094	127,860,654	130,145,689	114,478,947
Average number of common shares outstanding for diluted computations	141,716,480	140,718,057	140,812,012	127,448,700

Earnings per common share
Basic	$0.38	$0.14	$1.83	$0.74

Diluted	$0.36	$0.13	$1.70	$0.66

Adjusted earnings per common share (Non-GAAP)
Basic	$0.47	$0.40	$1.75	$1.38

Diluted	$0.44	$0.36	$1.61	$1.24

Exhibit 6

Booz Allen Hamilton Holding Corporation

Non-GAAP Financial Information

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(Amounts in thousands, except share and per share data)	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Adjusted Operating Income
Operating Income	$97,457	$83,659	$387,432	$319,444
Certain stock-based compensation expense (a)	2,652	6,816	14,241	39,947
Amortization of intangible assets (b)	4,091	7,161	16,364	28,641
Net restructuring charge (h)	11,182	—	11,182	—
Transaction expenses (c)	—	4,313	—	4,448

Adjusted Operating Income	$115,382	$101,949	$429,219	$392,480

EBITDA & Adjusted EBITDA
Net income	$50,627	$18,070	$239,955	$84,694
Income tax expense	35,948	13,690	103,919	43,370
Interest and other, net	10,882	51,899	43,558	191,380
Depreciation and amortization	19,281	20,835	75,205	80,603

EBITDA	116,738	104,494	462,637	400,047
Certain stock-based compensation expense (a)	2,652	6,816	14,241	39,947
Net restructuring charge (h)	11,182	—	11,182	—
Transaction expenses (c)	—	4,313	—	4,448

Adjusted EBITDA	$130,572	$115,623	$488,060	$444,442

Adjusted Net Income
Net income	$50,627	$18,070	$239,955	$84,694
Certain stock-based compensation expense (a)	2,652	6,816	14,241	39,947
Net restructuring charge (h)	11,182	—	11,182	—
Transaction expenses (d)	—	10,975	—	20,948
Amortization of intangible assets (b)	4,091	7,161	16,364	28,641
Amortization or write-off of debt issuance costs and write-off of original issue discount	1,181	29,163	4,783	50,102
Net gain on sale of state and local transportation business (e)	—	—	(5,681)	—
Release of income tax reserves (f)	111	—	(35,022)	(10,966)
Adjustments for tax effect (g)	(7,643)	(21,646)	(18,628)	(55,855)

Adjusted Net Income	$62,201	$50,539	$227,194	$157,511

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	141,716,480	140,718,057	140,812,012	127,448,700

Adjusted Net Income Per Diluted Share	$0.44	$0.36	$1.61	$1.24

Free Cash Flow
Net cash provided by operating activities	$108,027	$15,534	$360,046	$296,339
Less: Purchases of property and equipment	(11,367)	(27,351)	(76,925)	(88,784)

Free Cash Flow	$96,660	$(11,817)	$283,121	$207,555

(a)	Reflects stock-based compensation expense for options for Class A Common Stock and restricted shares, in each case, issued in connection with the acquisition of our Company by The Carlyle Group under the Officers’ Rollover Stock Plan. Also reflects stock-based compensation expense for Equity Incentive Plan Class A Common Stock options issued in connection with the acquisition under the Equity Incentive Plan.
(b)	Reflects amortization of intangible assets resulting from the acquisition.
(c)	Three months ended March 31, 2011 reflects certain costs related to the modification of our credit facilities in connection with the Refinancing Transaction. Fiscal 2011 reflects debt refinancing costs incurred in connection with the Refinancing Transaction and certain external administrative and other expenses incurred in connection with the initial public offering.
(d)	Three months ended March 31, 2011 reflects certain costs related to the modification of our credit facilities and prepayment fees associated with early repayments on the mezzanine term loan and credit facilities in connection with the Refinancing Transaction. Fiscal 2011 reflects debt refinancing costs and prepayment fees incurred in connection with the Refinancing Transaction as well as certain external administrative and other expenses incurred in connection with the initial public offering.
(e)	Fiscal 2012 reflects the gain on sale of our state and local transportation business, net of the associated tax benefit of $1.6 million.
(f)	Reflects the release of income tax reserves.
(g)	Reflects tax effect of adjustments at an assumed marginal tax rate of 40%.
(h)	Reflects restructuring charges of approximately $15.7 million incurred during the three months ended March 31, 2012, net of approximately $4.5 million of revenue recognized on recoverable expenses, associated with the cost restructuring plan to reduce certain personnel and infrastructure costs.

Exhibit 7

Booz Allen Hamilton Holding Corporation

Operating Data

	As of March 31,
(Amounts in millions)	2012	2011
Backlog
Funded	$2,898	$2,392
Unfunded (1)	2,681	2,979
Priced Options (2)	5,225	5,553

Total Backlog	$10,804	$10,924

(1)	Incorporates a reduction, estimated by management, to the revenue value of orders for services under two existing single award ID/IQ contracts, based on an established pattern of funding under these contracts by the U.S. government.
(2)	Amounts shown reflect 100% of the undiscounted revenue value of all priced options.

	As of March 31,
	2012	2011
Headcount
Total Headcount	24,950	25,024
Consulting Staff Headcount	22,447	22,586

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2012	2011	2012	2011
Percentage of Total Revenue by Contract Type
Cost-Reimbursable (3)	55%	52%	54%	51%
Time-and-Materials	31%	32%	31%	35%
Fixed-Price (4)	14%	16%	15%	14%

(3)	Includes both cost-plus-fixed-fee and cost-plus-award fee contracts.
(4)	Includes fixed-price level of effort contracts.

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011
Days Sales Outstanding *	65	68

*	Calculated as total accounts receivable divided by revenue per day during the relevant fiscal quarter.